Exhibit 3.221

RESTATED CERTIFICATE OF INCORPORATION

OF

SURGICAL CARE AFFILIATES, INC.

Surgical Care Affiliates, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Surgical Care Affiliates, Inc. The Corporation was incorporated on April 29, 1986 under the name of SCA—Del. Corp.

2. This Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of the Corporation by amending it to read, in its entirety, as herein set forth in full:

FIRST: The name of the Corporation is Surgical Care Affiliates, Inc.

SECOND: The Corporation shall have perpetual duration.

THIRD: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH: The nature of the business or purposes to be conducted or promoted are:

(a) To engage in the business of providing comprehensive rehabilitation and clinical healthcare services on an ambulatory and inpatient basis in rehabilitation clinics, surgery centers and hospitals to the general public through the provision of physician services, physical therapy, social and/or psychological, respiratory therapy, cardiac rehabilitation, pulmonary rehabilitation, occupational therapy, speech pathology, prosthetic and orthotic devices, nursing care, drugs and biologicals, supplies, appliances and equipment and outpatient surgery and related care, and other services and to do any and all things necessary and appropriate to carry out such business effectively, including, without limitation, the owning, leasing, management and operation of medical facilities and other physical properties, either directly or indirectly, or in concert with others.

(b) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, par value $.01 per share.

SIXTH: The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors. Election of Directors need not be by written ballot.

SEVENTH: A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of a Director, except to the extent permitted by applicable law, (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to, or repeal of, this Article SEVENTH shall apply to, or have any effect on, the liability or alleged liability of any Director for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, said Surgical Care Affiliates, Inc. has caused this Certificate to be signed by William W. Horton, its Vice President, this 12th day of March, 1997.

SURGICAL AFFILIATES, INC.

By	/s/ [William W. Horton]
William W. Horton
Vice President

CERTIFICATE OF MERGER

OF

SCA — HHI, INC.

(a Tennessee corporation)

INTO

SURGICAL CARE AFFILIATES, INC.

(a Delaware corporation)

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Pursuant to Section 252 of the Delaware General Corporation Law, Surgical Care Affiliates, Inc., a Delaware corporation (“Surviving Corporation”), and SCA-HH1, Inc., a Tennessee corporation (“Merged Corporation”), hereby adopt the following Certificate of Merger:

1. The name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
SCA — HHI, INC.	Tennessee
SURGICAL CARE AFFILIATES, INC.	Delaware

2. The Plan and Agreement of Merger between the parties to the merger, which is incorporated herein by reference, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

3. The name of the Surviving Corporation shall be “Surgical Care Affiliates, Inc.”

4. The Certificate of Incorporation of Surgical Care Affiliates, Inc. in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Plan and Agreement of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is One HealthSouth Parkway, Birmingham, Alabama 35243.

6. A copy of the Agreement of Merger will be furnished on request and without cost, to any stockholder of any constituent corporation.

7. The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par Value
SCA-HHI, INC.	Common	10,000,000	no par value

8. The merger shall be effective upon September 5, 2000.

IN WITNESS WHEREOF, the undersigned has duly caused this Certificate of Merger to be executed by its duly authorized officer this 5th day of September, 2000.

SURGICAL CARE AFFILIATES, INC.

By:	/s/ [unreadable]
Vice President

ATTEST:

By:	/s/ [unreadable]
Assistant Secretary

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